Exhibit 99.1

Contacts:
Media Relations
James Fisher
703-433-8677
james.w.fisher@sprint.com

Investor Relations
Yijing Brentano
800-259-3755
Investor.relations@sprint.com

SPRINT NEXTEL REPORTS

FIRST QUARTER 2009 RESULTS

•	Free Cash Flow* of almost $800 million for the quarter

•	Cash balance of $4.5 billion; total liquidity of $5.9 billion

•	Stabilized consolidated Adjusted OIBDA* and Adjusted OIBDA margin* sequentially

•

Driven by success of Boost Monthly Unlimited and wholesale, achieved the best sequential improvement in total gross additions, and loss of 182,000 total net subscribers represents a sequential improvement of over 1 million and best sequential net change in total subscribers in Sprint Nextel history

The company’s first quarter earnings conference call will be held at 8 a.m. EDT today. Participants may dial 866-763-0020 in the US or Canada (706-902-1194 internationally) and provide the following ID: 89264535 or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – May 4, 2009 — Sprint Nextel Corp. (NYSE: S) today reported first quarter 2009 financial results. The company generated $796 million of Free Cash Flow* in the quarter. As of March 31, 2009, the company had $4.5 billion of cash and cash equivalents and $1.4 billion of borrowing capacity available under its revolving bank credit facility, for total liquidity of $5.9 billion.

The company reported consolidated net operating revenues of $8.2 billion and a diluted loss per share of 21 cents. The company recorded $327 million of severance and exit costs, primarily related to the reduction in work force announced in January 2009. Adjusted EPS before Amortization* was 3 cents for the quarter.

“In the first quarter, we again made progress in our major areas of focus: financial stability, improving the customer experience and reinvigorating the brand,” said Dan Hesse, Sprint Nextel CEO. “We achieved the largest sequential improvement in overall gross adds and net adds in Sprint Nextel history, reduced churn versus the prior year, and we generated more than enough cash in this quarter alone to pay all of our 2009 debt maturities.

“In customer care, our consecutive monthly improvement in first call resolution and customer satisfaction metrics has now extended to 15 months. This occurred even as we reduced cost by discontinuing the use of another six vendor call centers in the first quarter, bringing the reduction in call centers to 17 over the past 12 months. We performed well in the J.D. Power 2009 Wireless Call Quality Performance Study, including a tie for first place in the Western region, and achieved other third-party confirmations of our solid network performance,” Hesse said.

In the first quarter, the company announced it will be the exclusive carrier partner for the Palm® Pre™, a compelling wireless device for both consumer and business customers.

Sprint 4G WiMAX service is currently available in Baltimore and is expected to be available in Portland this summer. In the first quarter, the company announced it also plans to launch WiMAX service in Atlanta, Las Vegas, Chicago, Charlotte, Dallas/Ft. Worth, Honolulu, Philadelphia and Seattle in 2009, and expects 2010 launch cities to include New York, Boston, Washington, D.C., Houston and the San Francisco Bay Area.

CONSOLIDATED RESULTS

TABLE No. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter Ended		%
Financial Data	March 31, 2009	March 31, 2008
Net operating revenues	$8,209	$9,334	(12)%
Adjusted operating loss*	(147)	(181)	19%

Adjusted OIBDA*	1,723	2,009	(14)%

Net loss	(594)	(505)	(18)%

Adjusted earnings per share before amortization*	$0.03	$0.04	(25)%

Diluted loss per common share	$(0.21)	$(0.18)	(17)%

Capital Expenditures (1)	$291	$1,360	(79)%

Free Cash Flow*	$796	$170	NM

NM – Not Meaningful

•

Consolidated net operating revenues of $8.2 billion for the quarter were 12% lower than in the first quarter of 2008 and 3% lower than the fourth quarter of 2008. Both the year-over-year and sequential decline are primarily due to a lower contribution from Wireless and lower Wireline voice revenue.

•

Adjusted OIBDA* was $1.7 billion for the quarter, compared to $2.0 billion in the first quarter of 2008 and $1.7 billion in the fourth quarter of 2008. Sequentially, Adjusted OIBDA* stabilized as continued improvement in SG&A expenses and lower cost of service offset the decline in net operating revenues. First quarter Adjusted OIBDA* includes $25 million in non-cash compensation expense as compared to $75 million in the year-ago period and $60 million in the fourth quarter of 2008. Included in first and fourth quarter 2008 Adjusted OIBDA* is approximately $80 million and $60 million respectively in non-recurring operating expenses associated with the company’s WiMAX efforts prior to the closing of the Clearwire transaction in 2008.

•

Capital expenditures were $291 million in the quarter, compared to $548 million in the fourth quarter of 2008 and $1.4 billion in the first quarter of 2008. The decrease reflects lower spending in both the Wireless and Wireline segments. Included in first and fourth quarter 2008 capital expenditures is $236 million and $90 million respectively in non-recurring capital expenditures related to the deployment of WiMAX prior to the closing of the Clearwire transaction.

•

Free Cash Flow* was $796 million for the quarter, compared to $536 million in the fourth quarter of 2008 and $170 million in the first quarter of 2008. The sequential improvement reflects our improved cash from operating activities and a decrease in capital expenditures.

•	Net Debt* decreased by approximately $800 million from the end of the fourth quarter, to $17.1 billion.

WIRELESS RESULTS

TABLE No. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended		%
Financial Data	March 31, 2009	March 31, 2008
Net operating revenues	$7,035	$7,963	(12)%

Adjusted operating loss*	(286)	(253)	(13)%
Adjusted OIBDA*	1,449	1,801	(20)%
Adjusted OIBDA margin*	22.0%	24.4%

Capital Expenditures (1)	$197	$918	(79)%

Wireless Customers

•

The company served 49.1 million customers at the end of the quarter, compared to 49.3 million at the end of 2008. This includes 35.4 million post-paid subscribers (25.3 million on CDMA, 8.9 million on iDEN, and 1.2 million Power Source users who utilize both networks), 4.3 million prepaid subscribers (3.5 million on iDEN and 800,000 on CDMA) and 9.4 million wholesale and affiliate subscribers, all of whom utilize our CDMA network.

•

For the quarter, total wireless customers declined by approximately 182,000, including net losses of 1.25 million post-paid customers – comprising 531,000 CDMA and 719,000 iDEN customers (including a net 94,000 customers who transferred from the iDEN network to the CDMA network). The company also lost 90,000 prepaid CDMA customers. The company gained a net 764,000 prepaid iDEN customers and 394,000 wholesale and affiliate subscribers. The company achieved total subscriber growth on the iDEN network.

•

The sequential decline in total subscribers improved by more than 1 million. Subscriber growth in wholesale was primarily driven by the increasing market opportunity for open network devices, such as the Amazon Kindle 2, that extend broadband wireless connectivity to a variety of electronic applications.

•	The credit quality of our post-paid customer base remained at approximately 84% prime, compared to 81% a year ago.

•	About 8.6% of post-paid customers upgraded their handsets during the first quarter, resulting in increased contract renewals.

•

In the first quarter, the company added to its device and service capabilities with the launch of the Treo™ Pro, LG Rumor2™, the next generation of LG Rumor, and the Sierra Wireless 598U, providing customers a dependable connection on Sprint’s Mobile Broadband Network. Additionally, the company launched the Motorola® Stature™ i9 - the newest Nextel Direct Connect-capable device available to both prepaid and post-paid customers.

•

In addition to the planned launch of the Palm® Pre™ in the first half of 2009, Sprint in April launched the Samsung Instinct® s30™, the AirCard® 402 by Sierra Wireless and the Sanyo SCP-2700. The company plans to launch a total of seven new Nextel Direct Connect handsets as part of its new device portfolio in 2009, with most launching during the first half of the year.

Wireless Churn

•

Post-paid churn was 2.25% compared to 2.16% in the fourth quarter and 2.45% in the year-ago period. The sequential increase in churn is primarily driven by deactivations on business lines, made worse by current economic conditions, and the year-over-year decrease is due to the improvement in the credit quality of our customer base and was achieved in spite of a reduction in customer credits.

•

Boost churn in the first quarter was 6.86%, compared to 8.20% in the fourth quarter of 2008 and 9.93% in the year-ago period. The year-over-year improvement in churn is due to fewer deactivations, and the sequential improvement is due to fewer deactivations and a slightly larger subscriber base as a result of the national Boost Monthly Unlimited offer.

Wireless Service Revenues

•

Wireless service revenues for the quarter of $6.4 billion declined 10% year-over-year and 2% sequentially. The year-over-year decline and the sequential decline were due primarily to fewer wireless subscribers.

•

Wireless post-paid ARPU in the quarter was stable sequentially and year-over-year at $56, primarily due to growth in fixed-rate bundled plans such as Simply Everything, offset by seasonal declines in usage.

•

Data revenues contributed greater than $15 to overall post-paid ARPU in the first quarter, led by growth in CDMA data ARPU. CDMA data ARPU increased about 5% from the fourth quarter, to greater than $18, an industry-best that now represents more than 31% of total CDMA ARPU.

•

Prepaid ARPU in the quarter was approximately $31 compared to $29 in the year-ago period and $30 in the fourth quarter of 2008. The year-over-year and sequential increases reflect a growing contribution from prepaid subscribers on unlimited plans.

•

Wholesale, affiliate, and other revenues were down sequentially and as compared to the year-ago period. Although the company experienced strong growth in the total wholesale subscriber base, most of the growth was in services with lower revenue per subscriber, minimal acquisition costs and no subsidy expenses.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total operating expenses, after normalizing for special items, were $7.3 billion in the first quarter, compared to $8.2 billion in the year-ago period and $7.6 billion in the fourth quarter of 2008.

•

Adjusted OIBDA* of $1.4 billion in the quarter compares to $1.8 billion in the first quarter of 2008 and $1.5 billion in the fourth quarter of 2008. The year-over-year decline in Adjusted OIBDA* was primarily due to fewer wireless subscribers, offset by an improvement of $560 million in SG&A expenses. The sequential decline was due primarily to fewer wireless subscribers partially offset by lower cost of service and continued improvement in SG&A expenses.

•

Equipment subsidy was almost $850 million (equipment revenue of approximately $450 million, less cost of products of $1.3 billion) as compared to $800 million in the fourth quarter of 2008 and about $700 million a year ago. The year-over-year increase in subsidy is primarily due to the increase in the average cost per handset sold as the company continued to sell a greater number of higher-priced units, partially offset by a decrease in the number of handsets sold. The sequential increase in subsidy is primarily due to the increase in overall handset sales.

•

SG&A expenses declined over 20% from the first quarter of 2008 and 5% from the fourth quarter of 2008. The year-over-year improvement is due to lower selling, bad debt, customer care and labor expenses. On a sequential basis, the decline reflects lower selling and customer care expenses.

•

Bad debt expense was at its lowest level since 2005 due to the continued improvement in the credit quality of our subscribers, and continued actions to address customer payment plans and rate plan needs.

Wireless Capital Spending

Wireless capital expenditures were almost $200 million in the first quarter, compared to about $300 million spent in the fourth quarter of 2008 and more than $900 million spent in the first quarter of 2008. In the fourth quarter of 2008, we added capacity and introduced EVDO capability in certain smaller markets. Wireless capital expenditures decreased sequentially as we exited 2008 with excess capacity on our networks. The year-over-year decrease in wireless capital spending reflects reduced capacity needs due to fewer subscribers and the conclusion of several network and IT investment initiatives. At the end of the quarter, Sprint’s CDMA and iDEN networks continue to operate at best-ever levels, and according to third-party data, Sprint has the most dependable+ 3G network in the country.

WIRELINE RESULTS

TABLE No. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended		%
Financial Data	March 31, 2009	March 31, 2008
Net operating revenues	$1,465	$1,630	(10)%

Adjusted operating income*	152	156	(3)%
Adjusted OIBDA*	286	287	NM
Adjusted OIBDA margin*	19.5%	17.6%

Capital Expenditures (1)	$77	$148	(48)%

NM – Not Meaningful

•	Wireline revenues of $1.5 billion for the quarter were almost 4% lower sequentially and 10% lower year-over-year as legacy voice and data declines offset Internet revenue growth.

•

Internet revenues for the quarter increased 16% from the year-ago period and 2% sequentially. The year-over-year increase reflects strong enterprise demand for Global MPLS services and the increasing base of cable subscribers who utilize our VoIP services. Internet revenues as a percent of Wireline revenue have increased from 30% in the first quarter of 2008 to 39% in the first quarter of 2009. At the end of the first quarter, the company supported approximately 4.6 million users of cable partner VoIP services. These services are currently available to almost 31 million MSO households.

•	Legacy voice revenues for the quarter declined 8% sequentially and 20% year-over-year.

•	Legacy data revenues are impacted in part by customer transitions to IP services. These legacy services declined 25% compared to the first quarter of 2008 and 5% sequentially.

•

Adjusted OIBDA* was $286 million compared to $326 million reported for the fourth quarter of 2008 and $287 million in the first quarter of 2008. Total operating expenses, after normalizing for special items, were $1.3 billion in the first quarter, 2% lower sequentially and 11% lower year-over-year.

•

Wireline capital expenditures were $77 million in the first quarter, compared to $110 million in the fourth quarter of 2008 and $148 million in the first quarter of 2008. The company made significant capital investments in prior years to build out its IP network, and less capital was required year-over-year and sequentially as the pace of our IP growth rate has slowed.

Forecast

Sprint Nextel anticipates that an increasing number of wireless customers could choose prepaid services instead of post-paid services in this economic environment. Nevertheless, the company continues to expect that not only prepaid, but also post-paid and total subscriber full-year losses should improve in 2009 as compared to 2008. In addition, the company still expects that full-year capital expenditures in 2009 will be consistent with 2008 levels, excluding WiMAX. The company expects to continue to generate positive Free Cash Flow* during the remainder of 2009, aided by the growth of Boost Monthly Unlimited.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with generally accepted accounting principles (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings (Loss) per Share is diluted earnings per share (EPS) before per share special items, net of tax. Adjusted EPS before Amortization is Adjusted Earnings (Loss) per Share before per share amortization, net of tax. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquired amortizable intangible assets and not to the ongoing operations of our businesses.

Adjusted Net Income (Loss) is income (loss) from continuing operations before special items, net of tax. Adjusted Net Income before Amortization is Adjusted Net Income (Loss) before amortization, net of tax. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted Operating Income (Loss) is operating income (loss) before special items. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is operating income before depreciation, amortization, severance, exit costs, asset impairments, abandonments, gains or losses on asset dispositions and exchanges and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues adjusted for certain non-recurring revenue adjustments for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the change in cash and cash equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, current marketable securities and restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” ”forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•

the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•

the effect of limiting capital and operating expenditures on our ability to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•

the impact of third parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide handset devices or infrastructure equipment for our CDMA network, or Motorola, Inc.’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies or features, for our iDEN network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its deployment of a WiMAX network;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs and/or potential customer impacts of compliance with regulatory mandates;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•

other risks referenced from time to time in this report and other filings of ours with the Securities and Exchange Commission, or SEC, including in Part I, Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2008.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

+ “Dependable” based on independent third-party drive tests for 3G data connection success, session reliability and signal strength for the top 50 most populous markets, January 2008 to February 2009.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving more than 49 million customers at the end of the first quarter of 2009; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Net Operating Revenues	$8,209	$8,430	$9,334

Operating Expenses
Cost of services	2,735	2,884	2,941
Cost of products	1,291	1,238	1,282
Selling, general and administrative	2,460	2,573	3,188
Severance and exit costs (2)	327	20	219
Goodwill impairment	—	963	—
Depreciation, asset impairments and abandonments	1,417	1,993	1,505
Amortization	466	488	697

Total operating expenses	8,696	10,159	9,832

Operating Loss	(487)	(1,729)	(498)
Interest expense, net	(352)	(314)	(313)
Equity in earnings of unconsolidated affiliates and other, net (3)	(285)	(136)	(4)

Loss before Income Taxes	(1,124)	(2,179)	(815)
Income tax benefit	530	558	310

Net Loss	$(594)	$(1,621)	$(505)

Basic and Diluted Loss Per Common Share	$(0.21)	$(0.57)	$(0.18)

Weighted Average Common Shares	2,867	2,859	2,848

Effective Tax Rate	47.2%	25.6%	38.0%

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Operating Loss	$(487)	$(1,729)	$(498)
Special items before taxes
Merger and integration expense (4)	—	—	86
Severance and exit costs (2)	327	20	219
Asset impairments and abandonments	13	489	12
Goodwill impairment	—	963	—

Adjusted Operating Loss*	(147)	(257)	(181)
Depreciation and amortization	1,870	1,992	2,190

Adjusted OIBDA*	1,723	1,735	2,009
Capital expenditures (1)	291	548	1,360

Adjusted OIBDA* less Capex	$1,432	$1,187	$649

Operating Loss Margin (5)	-6.3%	-21.6%	-5.7%
Adjusted OIBDA Margin*	22.2%	21.7%	23.0%

See Notes to the Financial Information (Unaudited)

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(Millions, except per Share Data)

TABLE NO. 5

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Net Loss	$(594)	$(1,621)	$(505)
Special items (net of taxes)
Merger and integration expense (4)	—	—	53
Severance and exit costs (2)	202	14	135
Asset impairments and abandonments	8	302	8
Goodwill impairment	—	899	—
Equity in earnings of unconsolidated affiliates and other, net (3)	175	92	—

Adjusted Net Loss*	$(209)	$(314)	$(309)

Amortization (net of taxes)	283	295	421

Adjusted Net Income (Loss) before Amortization*	$74	$(19)	$112

Diluted Loss Per Common Share	$(0.21)	$(0.57)	$(0.18)
Special items (net of taxes)	0.14	0.46	0.07

Adjusted Loss Per Share*	$(0.07)	$(0.11)	$(0.11)

Amortization (net of taxes)	0.10	0.10	0.15

Adjusted Earnings (Loss) Per Share before Amortization*	$0.03	$(0.01)	$0.04

See Notes to the Financial Information (Unaudited)

Sprint Nextel Corporation

WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions, except subscriber counts and metrics)

TABLE No. 6

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Net Operating Revenues
Service	$6,420	$6,561	$7,123
Equipment	453	434	587
Wholesale, affiliate and other	162	197	253

Total Net Operating Revenues	7,035	7,192	7,963

Operating Expenses
Cost of services	2,072	2,156	2,114
Costs of products	1,291	1,237	1,265
Selling, general and administrative	2,223	2,338	2,783
Merger and integration expense (4)	—	—	66
Severance and exit costs (2)	254	7	171
Goodwill impairment	—	963	—
Depreciation, asset impairments and abandonments	1,288	1,822	1,376
Amortization	465	486	696

Total operating expenses	7,593	9,009	8,471

Operating Loss	$(558)	$(1,817)	$(508)

NON-GAAP RECONCILIATION
	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Operating Loss	$(558)	$(1,817)	$(508)
Special items before taxes
Merger and integration expense (4)	—	—	66
Severance and exit costs (2)	254	7	171
Asset impairments and abandonments	18	472	18
Goodwill impairment	—	963	—

Adjusted Operating Loss*	(286)	(375)	(253)
Depreciation and amortization	1,735	1,836	2,054

Adjusted OIBDA*	1,449	1,461	1,801
Capital expenditures (1)	197	304	918

Adjusted OIBDA* less Capex	$1,252	$1,157	$883

Operating Loss Margin (5)	-8.5%	-26.9%	-6.9%
Adjusted OIBDA Margin*	22.0%	21.6%	24.4%
Operating Statistics
	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Direct Post-Paid Subscribers
Service revenue (in millions)	$6,063	$6,224	$6,733
ARPU	$56	$56	$56
Churn	2.25%	2.16%	2.45%
Net losses (in thousands)	(1,250)	(1,105)	(1,070)
End of period subscribers (in thousands)	35,428	36,678	39,681
Hours per subscriber	15	15	15

Direct Prepaid Subscribers
Service revenue (in millions)	$357	$337	$390
ARPU	$31	$30	$29
Churn	6.86%	8.20%	9.93%
Net additions (losses) (in thousands)	674	(314)	(200)
End of period subscribers (in thousands)	4,271	3,597	4,378
Hours per subscriber	15	14	11

Wholesale and Affiliate Subscribers
Net additions (in thousands)	394	146	183
End of period subscribers (in thousands)	9,384	8,990	8,701

Total Subscribers
Net losses (in thousands)	(182)	(1,273)	(1,087)
End of period subscribers (in thousands)	49,083	49,265	52,760

See Notes to the Financial Information (Unaudited)

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions)

TABLE NO. 7

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Net Operating Revenues
Voice	$660	$714	$824
Data	199	209	267
Internet	577	568	496
Other	29	30	43

Total Operating Revenues	1,465	1,521	1,630

Operating Expenses
Costs of services and products	953	974	1,084
Selling, general and administrative	226	221	259
Severance and exit costs (2)	73	(7)	48
Depreciation, asset impairments and abandonments	131	165	124

Total operating expenses	1,383	1,353	1,515

Operating Income	$82	$168	$115

NON-GAAP RECONCILIATION
	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Operating Income	$82	$168	$115
Special items before taxes
Severance and exit costs (2)	73	(7)	48
Asset impairments and abandonments	(3)	15	(7)

Adjusted Operating Income*	152	176	156
Depreciation	134	150	131

Adjusted OIBDA*	286	326	287
Capital expenditures (1)	77	110	148

Adjusted OIBDA* less Capex	$209	$216	$139

Operating Income Margin	5.6%	11.0%	7.1%
Adjusted OIBDA Margin*	19.5%	21.4%	17.6%

See Notes to the Financial Information (Unaudited)

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Operating Activities
Net loss	$(594)	$(1,621)	$(505)
Goodwill impairment	—	963	—
Depreciation, amortization, asset impairments and abandonments	1,883	2,481	2,202
Provision for losses on accounts receivable	76	93	255
Share-based compensation expense	25	60	75
Deferred income taxes	(456)	(516)	(325)
Equity in earnings of unconsolidated affiliates and other, net	285	136	4
Other, net	144	(518)	401

Net cash provided by operating activities	1,363	1,078	2,107

Investing Activities
Capital expenditures	(377)	(610)	(1,670)
Expenditures relating to FCC licenses	(190)	(146)	(274)
Proceeds from Clearwire	—	213	—
Other, net	7	41	92

Net cash used in investing activities	(560)	(502)	(1,852)

Financing Activities
Borrowings under credit facility	—	—	2,500
Repayments under credit facility	—	(1,000)	—
Proceeds from issuance of commercial paper	—	—	681
Maturities of commercial paper	—	—	(1,010)
Other, net	22	(1)	6

Net cash provided by (used in) financing activities	22	(1,001)	2,177

Change in Cash and Cash Equivalents	825	(425)	2,432

Cash and Cash Equivalents, beginning of period	3,691	4,116	2,246

Cash and Cash Equivalents, end of period	$4,516	$3,691	$4,678

FREE CASH FLOW (NON-GAAP) (Millions) TABLE NO. 9
	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Adjusted OIBDA*	$1,723	$1,735	$2,009
Adjust for special items	(340)	(1,472)	(317)
Other operating activities, net (6)	(20)	815	415

Cash from Operating Activities (GAAP)	1,363	1,078	2,107
Capital expenditures	(377)	(610)	(1,670)
Expenditures relating to FCC licenses	(190)	(146)	(274)
Proceeds from Clearwire	—	213	—
Other investing activities, net	—	1	7

Free Cash Flow*	796	536	170
(Decrease) increase in debt and other, net	—	(1,000)	2,171
Change in marketable securities, net	7	40	85
Other financing activities, net	22	(1)	6

Change in Cash and Cash Equivalents (GAAP)	$825	$(425)	$2,432

See Notes to the Financial Information (Unaudited)

Sprint Nextel Corporation

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Millions)

TABLE NO. 10

	March 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$4,516	$3,691
Marketable debt securities	20	28
Accounts and notes receivable, net	3,122	3,361
Device and accessory inventory	510	528
Deferred tax assets	95	93
Prepaid expenses and other current assets	640	643

Total current assets	8,903	8,344

Investments	3,784	4,064
Property, plant and equipment, net	21,270	22,373
FCC licenses and trademarks	19,524	19,320
Customer relationships, net	1,515	1,932
Other intangible assets, net	1,588	1,634
Other assets	641	585

Total	$57,225	$58,252

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,105	$2,138
Accrued expenses and other current liabilities	3,635	3,525
Current portion of long-term debt and capital lease obligations	1,225	618

Total current liabilities	6,965	6,281
Long-term debt, financing and capital lease obligations	20,376	20,992
Deferred tax liabilities	6,770	7,196
Other liabilities	4,075	4,178

Total liabilities	38,186	38,647

Shareholders’ equity
Common shares	5,902	5,902
Paid-in capital	47,332	47,314
Treasury shares, at cost	(1,760)	(1,939)
Accumulated deficit	(31,918)	(31,148)
Accumulated other comprehensive loss	(517)	(524)

Total shareholders’ equity	19,039	19,605

Total	$57,225	$58,252

NET DEBT (NON-GAAP) (Unaudited) (Millions) TABLE NO. 11
	March 31, 2009	December 31, 2008
Total Debt	$21,601	$21,610
Less: Cash and cash equivalents	(4,516)	(3,691)
Less: Marketable debt securities	(20)	(28)

Net Debt*	$17,065	$17,891

See Notes to the Financial Information (Unaudited)

Sprint Nextel Corporation

Schedule of Debt (Unaudited)

(Millions)

TABLE NO. 12

			March 31, 2009
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Floating Rate Notes due 2010	1.632%	06/28/2010	$750
Bank Credit Facility	3.313%	12/19/2010	1,000
Export Development Canada Facility	4.513%	03/30/2012	750
6% Notes due 2016	6.000%	12/01/2016	2,000
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation subtotal			4,700

Sprint Capital Corporation
6.375% Notes due 2009 (a)	6.375%	05/01/2009	600
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation subtotal			10,454

Nextel Communications Inc.
5.25% Convertible Senior Notes due 2010	5.250%	01/15/2010	607
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc. subtotal			5,387

Tower financing obligation	9.500%	12/31/2029	695

Capital lease obligations and other			202

TOTAL PRINCIPAL			21,438

Premiums, discounts and fair value adjustments			163

TOTAL DEBT			$21,601

(a)	Retired on the maturity date with available cash.

See Notes to the Financial Information (Unaudited)

Sprint Nextel Corporation

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures can be found in the statements of cash flows on Table No. 8 and free cash flows on Table No. 9.

(2)	In the first quarter 2009 and 2008, we recorded severance and exit costs primarily related to work force reductions and continued organizational realignment initiatives.

(3)	Includes a pre-tax charge of $154 million ($96 million after tax) related to Clearwire’s issuance of shares to other investors in the first quarter 2009, to finalize ownership percentages.

(4)

All merger and integration costs are related to the Sprint-Nextel merger and/or the PCS Affiliates and Nextel Partners’ acquisitions and are generally non-recurring in nature. These expenses are classified as selling, general and administrative, cost of products, or equipment revenues as appropriate in our consolidated statement of operations.

(5)	Operating loss margin excludes equipment revenues.

(6)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net loss.